Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Installed Building Products, Inc. on Form S-1 of our report dated December 9, 2013 (except for the effect of the common and preferred share authorization and common stock split discussed in Note 15, as to which the date is February 10, 2014) relating to the consolidated financial statements of Installed Building Products, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Columbus, Ohio

May 27, 2014